Form N-SAR
Attachment for Item #77.C
Matters Submitted to a Vote of Security Holders

MAINSTAY VP SERIES FUND, INC.
811-03833
For Period Ended 12/31/06

MAINSTAY VP BASIC VALUE PORTFOLIO

(a)  The date of the meeting and whether it was an annual or special meeting;

Pursuant to notice, a special meeting of shareholders (the “Special Meeting”) of the MainStay VP Basic Value Portfolio (the “Portfolio”), a series of MainStay VP Series Fund, Inc. (the “Fund”), was held on Thursday, September 28, 2006 at 11:00 a.m. (Eastern time) at the offices of New York Life Investment Management LLC (“NYLIM”), 169 Lackawanna Avenue, Parsippany, New Jersey. .

(b)	If the meeting involved the election of directors, state the name of each director elected at the meeting and the names of all other directors now in office;

Not Applicable.

(c)	Describe each matter voted upon at the meeting and state the number of affirmative votes and the number of negative votes cast with respect to each matter;

The only order of business was for the shareholders of the Portfolio to consider whether to approve or disapprove the Proposal to approve a new Subadvisory Agreement between NYLIM and Institutional Capital LLC with respect to the Portfolio.

At the June 20, 2006 meeting of the Board of Directors of the Fund, (the “Board”), including a majority of the Directors who are not interested persons of the Fund, as defined in the Investment Company Act of 1940, as amended, unanimously approved the Proposal, provided that the shareholders approve the Proposal at the Special meeting, or at any adjournment thereof.

Upon shareholder approval, the proposal became effective on September 28, 2006.

The following is a summary that shows how the votes on the Proposal presented before the Special Meeting held on September 28, 2006, were cast:

Initial Class	Votes For	Votes Against	Votes Abstaining
In Person	0	0	0
By Proxy	5,015,746.850	206, 719.336	311,350.367
TOTAL	5,015,746.850	206, 719.336	311,350.367

Service Class	Votes For	Votes Against	Votes Abstaining
In Person	0	0	0
By Proxy	2,048,918.090	29,477.966	115,559.477
TOTAL	2,048,918.090	29,477.966	115,559.477

All Shares	Votes For	Votes Against	Votes Abstaining
In Person	0	0	0
By Proxy	7,064,664.940	236,197.302	426,909.844
TOTAL	7,064,664.940	236,197.302	426,909.844

(d)
Describe the terms of any settlement between the registrant and any other participant (as defined in Rule 14a-11 of Regulation 14A under the 1934 Act) terminating any solicitation subject to Rule 14a-11, including the cost or anticipated cost to the registrant.

Not Applicable.